Exhibit 99

Journal Communications Reports Third Quarter 2011 Results

Third Quarter 2011 Highlights:

  Revenue of $87.8 million, down 4.4%; Core broadcast revenue, excluding political and issue advertising revenue, up 2.2%
  Operating earnings of $8.1 million, down 26.9%
  Pre-tax workforce reduction charge of $1.3 million
  Sold remaining community newspapers and shoppers in Florida
  Diluted EPS of $0.07, or $0.08 excluding workforce reduction charge and gain on sale of remaining Florida operations; down from $0.11
  Repurchased 603,200 class A shares for $2.1 million
  Funded debt ratio of 0.75-to-1

MILWAUKEE--(BUSINESS WIRE)--October 25, 2011--Journal Communications, Inc. (NYSE:JRN) today announced results for its third quarter ended September 25, 2011.

“Journal Communications remained focused on growing our local market revenue share in a soft economic environment in the third quarter,” said Steven Smith, Chairman of the Board and Chief Executive Officer of Journal Communications. “While total Broadcast revenue was down, core revenue, excluding political and issue advertising, was up. On the Publishing side, a challenging advertising revenue environment was offset by improved circulation revenue and a solid increase in commercial print and distribution revenue.

“Effective cost management remains a company-wide priority. We recorded a $1.3 million pre-tax workforce reduction charge to align our expenses in Publishing with lower revenue, while still reducing total company expenses this quarter.

“We continue to position Journal Communications for growth in our markets by expanding our relevant local content, investing in interactive media and providing an enhanced value proposition for our advertising customers.”

Third Quarter 2011 Results

Note that unless otherwise indicated, all comparisons are to the third quarter ended September 26, 2010.

For the third quarter, revenue of $87.8 million decreased 4.4% compared to $91.8 million. Operating earnings of $8.1 million, which included a $1.3 million pre-tax workforce reduction charge, decreased 26.9% compared to $11.1 million. Net earnings were $4.4 million compared to $6.3 million.

In the third quarter, basic and diluted net earnings per share of class A and B common stock were $0.07 compared to $0.11 in 2010. Excluding an after-tax workforce reduction charge of $0.8 million and an after-tax gain on the sale of the remaining Florida operations of $0.2 million, basic and diluted net earnings per share of class A and B common stock were $0.08.

The operating margin was 9.2% for the third quarter compared to 12.1%. EBITDA (net earnings (loss) excluding the earnings/loss from discontinued operations, net; total other expense, net; provision (benefit) for income taxes; depreciation; amortization; and, if any, non-cash impairment charges) was $14.0 million compared to $17.2 million, a decrease of 18.7%.

Consolidated and Segment Results

The following table presents our revenue and operating earnings (loss) by segment for the third quarter of 2011 and 2010 (dollars in millions).

	3Q	3Q
	2011	2010	% Change
Revenue:
Broadcasting	$ 46.9	$ 48.5	(3.2)
Publishing	40.9	43.4	(5.9)
Corporate eliminations	(0.0)	(0.1)	--
Total Revenue	$ 87.8	$ 91.8	(4.4)

Operating earnings (loss):
Broadcasting	$ 7.0	$ 10.0	(30.0)
Publishing	2.8	3.1	(8.0)
Corporate	(1.7)	(2.0)	13.0
Total operating earnings	$ 8.1	$ 11.1	(26.9)

For the third quarter, total expenses of $79.7 million, which included a $1.3 million pre-tax workforce reduction charge, decreased 1.3% compared to $80.7 million.

Broadcasting

For the third quarter, broadcasting revenue decreased 3.2% to $46.9 million compared to $48.5 million. Total broadcast political and issue advertising revenue was $2.2 million compared to $4.7 million. Core broadcast revenue, excluding political and issue advertising revenue, increased 2.2%. Local revenue increased 1.9% due to increases in medical, media and automotive categories. National advertising revenue decreased 4.3% primarily due to a decrease in automotive advertising. Retransmission revenue was $2.2 million compared to $1.7 million. Broadcasting operating earnings of $7.0 million decreased 30.0% compared to $10.0 million, primarily due to reduced political and issue advertising revenue this quarter.

Revenue from television stations for the third quarter decreased 6.8% to $27.9 million compared to $30.0 million. Excluding political and issue advertising revenue of $1.8 million in 2011 and $4.3 million in 2010, revenue from television stations increased 1.6%. Local advertising revenue increased 2.5% primarily due to an increase in retail, restaurants and automotive advertising. National advertising revenue decreased 10.5% primarily due to a decrease in automotive advertising. Operating earnings were $2.9 million compared to $5.5 million, a decrease of 47.4%. Television operating expenses increased 2.3% primarily due to higher employee-related expenses and promotion costs.

For the third quarter, revenue from radio stations increased 2.7% to $19.0 million from $18.5 million. Radio political and issue advertising revenue was $0.4 million in each of 2011 and 2010. Operating earnings from radio stations were $4.1 million compared to $4.5 million, a decrease of 8.6%. Radio operating expenses increased 6.3% primarily due to higher employee-related expenses and promotion costs.

Publishing

For the third quarter, publishing revenue decreased 5.9% to $40.9 million compared to $43.4 million, largely due to continued decreases in the retail and classified advertising categories, partially offset by an increase in other revenue. Operating earnings from publishing were $2.8 million, including a $1.3 million pre-tax workforce reduction charge, compared to $3.1 million, a decrease of 8.0%.

Total newsprint and paper expense in publishing was $4.1 million compared to $4.4 million, a 6.5% decrease, primarily due to a reduction in newsprint consumption.

Revenue at the daily newspaper for the third quarter decreased 3.3% to $34.7 million compared to $35.9 million. Retail advertising revenue decreased 3.8%. Classified advertising revenue decreased 18.2% driven primarily by a decrease in the real estate and other categories. Interactive advertising revenue decreased 4.7% to $2.7 million compared to $2.8 million, primarily due to a decrease in retail sponsorships and classified advertising packages. Circulation revenue of $12.4 million increased 1.5% due to price increases that off-set circulation declines. Other revenue, which primarily consists of commercial printing and delivery, of $4.2 million was up 13.3%. Operating earnings from the daily newspaper were $2.3 million, including a $1.3 million pre-tax workforce reduction charge, compared to $2.4 million, a decrease of 2.4%. Daily newspaper operating expenses decreased 3.4%, primarily due to lower employee-related costs.

In the third quarter in two separate transactions, we sold the remaining interests in our Northern Florida publications. Total combined proceeds were $0.8 million and we recorded a pre-tax gain of $0.3 million.

Community newspapers and shoppers revenue for the third quarter decreased 17.9% to $6.2 million compared to $7.5 million. Excluding Florida operations revenue of $0.5 million in 2011 and $1.3 million in 2010, revenue decreased 9.3%. Retail advertising revenue decreased 21.0% and classified advertising revenue decreased 19.4%. Excluding Florida advertising revenue of $0.5 million in 2011 and $1.2 million in 2010, retail advertising revenue decreased 12.2% and classified revenue decreased 4.8%. Operating earnings from community newspapers and shoppers were $0.5 million, including a $0.3 million pre-tax gain on the sale of the remaining Florida operations, compared to $0.7 million. Operating expenses were down $0.9 million or 13.3%, primarily due to the sale of the remaining Florida operations, cost savings from previous workforce reductions and lower operating costs associated with lower revenue. Excluding Florida operating expenses of $0.5 million in 2011 and $1.1 million in 2010, operating expenses declined 6.4%.

Corporate

The operating loss for the third quarter was $1.7 million compared to $2.0 million. The reduction in the operating loss was due to lower executive incentive compensation costs in 2011 and a reduction in other expenses.

Non-Operating Items

For the third quarter, other expense, which primarily consists of interest expense, was $0.8 million compared to $1.0 million. The decrease in interest expense reflects a decrease in average borrowing levels for the quarter partially offset by an increase in average borrowing rates under our amended and extended credit agreement entered into on August 13, 2010.

The third quarter effective tax rate was 38.8% compared to 37.4%. The increase in the effective tax rate in 2011 is primarily due to recording a benefit for certain amended federal tax returns in 2010.

Notes Payable to Banks and Cash Flows

At the end of the third quarter, our notes payable to banks were $55.0 million, a reduction of $6.0 million from the end of the second quarter. During the first three quarters of 2011, we reduced our notes payable to banks by $19.6 million as compared to the fiscal 2010 year-end. Our consolidated funded debt ratio, as defined in our credit agreement, was 0.75-to-1. Year-to-date cash from operating activities was $26.4 million compared to $45.5 million. Year-to-date cash from operating activities has decreased primarily due to a decrease in cash provided by working capital and the decrease in net earnings. Year-to-date capital expenditures were $8.1 million compared to $7.3 million.

Share Repurchase Authorization

On July 12, 2011, the Board of Directors authorized a share repurchase program of up to $45.0 million of our outstanding class A common stock and/or class B common stock until the end of fiscal 2013. During the third quarter, we repurchased 603,200 class A shares at a total cost to the company of $2.1 million.

Fourth Quarter 2011 Outlook

For the fourth quarter of 2011, broadcast revenues, excluding political and issue advertising, are expected to be up slightly compared to the prior year period. We anticipate that publishing revenues will be down compared to the prior year period reflecting continued challenges with publishing advertising revenue.

Conference Call and Webcast

The company will hold an earnings conference call today at 10:00 a.m. Central Time (11:00 a.m. ET, 8:00 a.m. PT). To access the call, dial (866) 700-0161 (domestic) or (617) 213-8832 (international) at least 10 minutes prior to the scheduled start of the call. The access code for the conference call is 43924780. A live webcast of the third quarter conference call will be accessible through the Journal Communications’ website at www.journalcommunications.com/investors, also beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on this site today through November 7, 2011. Replays of the conference call will also be available through November 7, 2011. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 80364804.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found in our most recent Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in radio and television broadcasting, publishing and interactive media. We own and operate 33 radio stations and 13 television stations in 12 states and operate an additional television station under a local marketing agreement. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community newspapers and shoppers in Wisconsin. Our interactive media assets build on our strong publishing and broadcasting brands.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Third Quarter (A)			Three Quarters (B)
	2011	2010	% Change	2011	2010	% Change

Revenue:
Broadcasting	$ 46,937	$ 48,482	(3.2)	$ 135,129	$ 138,099	(2.2)
Publishing	40,888	43,439	(5.9)	126,807	135,377	(6.3)
Corporate eliminations	(41)	(104)	60.6	(189)	(403)	53.1
Total revenue	87,784	91,817	(4.4)	261,747	273,073	(4.1)

Operating costs and expenses:
Broadcasting	24,383	24,502	(0.5)	68,387	68,398	-
Publishing	27,521	28,802	(4.4)	82,439	86,670	(4.9)
Corporate eliminations	(41)	(104)	60.6	(189)	(403)	53.1
Total operating costs and expenses	51,863	53,200	(2.5)	150,637	154,665	(2.6)

Selling and administrative expenses	27,828	27,541	1.0	85,518	84,197	1.6
Total operating costs and expenses
and selling and administrative
expenses	79,691	80,741	(1.3)	236,155	238,862	(1.1)

Operating earnings	8,093	11,076	(26.9)	25,592	34,211	(25.2)

Other income and (expense):
Interest income	14	25		52	58
Interest expense	(838)	(996)		(2,846)	(2,102)
Total other income and (expense)	(824)	(971)	(15.1)	(2,794)	(2,044)	36.7

Earnings from continuing operations before income taxes	7,269	10,105	(28.1)	22,798	32,167	(29.1)

Provision for income taxes	2,823	3,782	(25.4)	9,177	12,660	(27.5)

Earnings from continuing operations	4,446	6,323	(29.7)	13,621	19,507	(30.2)

Earnings (loss) from discontinued operations, net of tax	-	(28)	N/A	341	191	78.5

Net earnings	$ 4,446	$ 6,295	(29.4)	$ 13,962	$ 19,698	(29.1)

Weighted average number of shares-Class A and B common stock:
Basic and diluted	51,316,354	50,866,367		51,253,530	50,755,386

Weighted average number of shares-Class C common stock	3,264,000	3,264,000		3,264,000	3,264,000

Earnings per share:
Basic - Class A and B common stock:
Continuing operations	$ 0.07	$ 0.11		$ 0.22	$ 0.33
Discontinued operations	--	--		0.01	--
Net earnings	$ 0.07	$ 0.11		$ 0.23	$ 0.33

Diluted - Class A and B common stock:
Continuing operations	$ 0.07	$ 0.11		$ 0.22	$ 0.33
Discontinued operations	--	--		0.01	--
Net earnings	$ 0.07	$ 0.11		$ 0.23	$ 0.33

Basic and diluted - Class C common stock:
Continuing operations	$ 0.21	$ 0.25		$ 0.64	$ 0.76
Discontinued operations	--	--		0.01	--
Net earnings	$ 0.21	$ 0.25		$ 0.65	$ 0.76

(A)	2011 third quarter: June 27, 2011 to September 25, 2011
2010 third quarter: June 28, 2010 to September 26, 2010
(B)	2011 three quarters: December 27, 2010 to September 25, 2011
2010 three quarters: December 28, 2009 to September 26, 2010

Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	Third Quarter (A)			Three Quarters (B)
	2011	2010	% Change	2011	2010	% Change
Revenue
Broadcasting	$ 46,937	$ 48,482	(3.2)	$ 135,129	$ 138,099	(2.2)
Publishing	40,888	43,439	(5.9)	126,807	135,377	(6.3)
Corporate eliminations	(41)	(104)	60.6	(189)	(403)	53.1
	$ 87,784	$ 91,817	(4.4)	$ 261,747	$ 273,073	(4.1)

Operating earnings (loss)
Broadcasting	$ 6,991	$ 9,987	(30.0)	$ 21,309	$ 27,381	(22.2)
Publishing	2,822	3,066	(8.0)	9,994	13,078	(23.6)
Corporate	(1,720)	(1,977)	13.0	(5,711)	(6,248)	8.6
	$ 8,093	$ 11,076	(26.9)	$ 25,592	$ 34,211	(25.2)

Depreciation and amortization
Broadcasting	$ 3,140	$ 3,205	(2.0)	$ 9,155	$ 9,609	(4.7)
Publishing	2,616	2,825	(7.4)	7,872	8,625	(8.7)
Corporate	154	123	25.2	455	367	24.0
	$ 5,910	$ 6,153	(3.9)	$ 17,482	$ 18,601	(6.0)

(A)	2011 third quarter: June 27, 2011 to September 25, 2011
2010 third quarter: June 28, 2010 to September 26, 2010
(B)	2011 three quarters: December 27, 2010 to September 25, 2011
2010 three quarters: December 28, 2009 to September 26, 2010

Journal Communications, Inc.
Publishing and Broadcasting Segment Information (unaudited)
(dollars in thousands)

	Third Quarter of 2011 (A)			Third Quarter of 2010 (B)

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$ 27,918	$ 19,019	$ 46,937	$ 29,960	$ 18,522	$ 48,482	(6.8)	2.7	(3.2)

Operating earnings	$ 2,897	$ 4,094	$ 6,991	$ 5,506	$ 4,481	$ 9,987	(47.4)	(8.6)	(30.0)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$ 13,011	$ 4,081	$ 17,092	$ 13,518	$ 5,166	$ 18,684	(3.8)	(21.0)	(8.5)
Classified	4,233	907	5,140	5,173	1,126	6,299	(18.2)	(19.4)	(18.4)
National	810	--	810	1,261	--	1,261	(35.8)	N/A	(35.8)
Direct Marketing	36	--	36	15	--	15	140.0	N/A	140.0
Total advertising revenue	18,090	4,988	23,078	19,967	6,292	26,259	(9.4)	(20.7)	(12.1)
Circulation revenue	12,389	449	12,838	12,210	520	12,730	1.5	(13.7)	0.8
Other revenue	4,232	740	4,972	3,736	714	4,450	13.3	3.6	11.7
Total revenue	$ 34,711	$ 6,177	$ 40,888	$ 35,913	$ 7,526	$ 43,439	(3.3)	(17.9)	(5.9)

Operating earnings	$ 2,308	$ 514	$ 2,822	$ 2,364	$ 702	$ 3,066	(2.4)	(26.8)	(8.0)

	Three Quarters of 2011 (C)			Three Quarters of 2010 (D)

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$ 84,057	$ 51,072	$ 135,129	$ 87,684	$ 50,415	$ 138,099	(4.1)	1.3	(2.2)

Operating earnings	$ 10,999	$ 10,310	$ 21,309	$ 16,082	$ 11,299	$ 27,381	(31.6)	(8.8)	(22.2)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$ 40,462	$ 13,645	$ 54,107	$ 43,156	$ 15,815	$ 58,971	(6.2)	(13.7)	(8.2)
Classified	13,009	2,712	15,721	15,277	3,421	18,698	(14.8)	(20.7)	(15.9)
National	3,184	--	3,184	3,584	--	3,584	(11.2)	N/A	(11.2)
Direct Marketing	99	--	99	132	--	132	(25.0)	N/A	(25.0)
Total advertising revenue	56,754	16,357	73,111	62,149	19,236	81,385	(8.7)	(15.0)	(10.2)
Circulation revenue	37,131	1,327	38,458	37,276	1,447	38,723	(0.4)	(8.3)	(0.7)
Other revenue	12,891	2,347	15,238	13,031	2,238	15,269	(1.1)	4.9	(0.2)
Total revenue	$ 106,776	$ 20,031	$ 126,807	$ 112,456	$ 22,921	$ 135,377	(5.1)	(12.6)	(6.3)

Operating earnings	$ 8,539	$ 1,455	$ 9,994	$ 11,318	$ 1,760	$ 13,078	(24.6)	(17.3)	(23.6)

(A)	2011 third quarter: June 27, 2011 to September 25, 2011
(B)	2010 third quarter: June 28, 2010 to September 26, 2010
(C)	2011 three quarters: December 27, 2010 to September 25, 2011
(D)	2010 three quarters: December 28, 2009 to September 26, 2010
NOTE:

Broadcasting and publishing segment information is provided to facilitate comparison of our broadcasting and publishing segments results with those of other broadcasting and publishing companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of consolidated net earnings to consolidated EBITDA (unaudited)
(dollars in thousands)

	Third Quarter (A)		Three Quarters (B)
	2011	2010	2011	2010

Net earnings	$ 4,446	$ 6,295	$ 13,962	$ 19,698
(Earnings) loss from discontinued operations, net	-	28	(341)	(191)
Provision for income taxes	2,823	3,782	9,177	12,660
Total other expense, net	824	971	2,794	2,044
Depreciation	5,517	5,676	16,305	17,145
Amortization	393	477	1,177	1,456
EBITDA	$ 14,003	$ 17,229	$ 43,074	$ 52,812

(A)	2011 third quarter: June 27, 2011 to September 25, 2011
2010 third quarter: June 28, 2010 to September 26, 2010
(B)	2011 three quarters: December 27, 2010 to September 25, 2011
2010 three quarters: December 28, 2009 to September 26, 2010

We define EBITDA as net earnings (loss) excluding earnings/loss from discontinued operations, net, provision (benefit) for income taxes, total other expense (which is entirely comprised of interest income and expense), depreciation, amortization and, if any, non-cash impairment charges. Our management uses EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies.

Journal Communications, Inc.
Calculation of Diluted Earnings Per Share - Class A and B (unaudited)
(dollars and shares in thousands)

	Third Quarter (A)				Three Quarters (B)
	2011		2010		2011		2010

Numerator for diluted earnings per share:
Dividends on class A and B common stock	$ -	*	$ -	*	$ -	*	$ -	*
Dividends on class C common stock	463		463		1,391		1,391
Dividends on non-vested restricted stock	-		-		-		-
Total undistributed earnings from continuing operations
Class A and B	3,697	*	5,416	*	11,347	*	16,736	*
Class C	236		348		723		1,076
Non-vested restricted stock	50		96		160		304
Earnings from discontinued operations
Class A and B	-		(26)		316		177
Class C	-		(2)		20		12
Non-vested restricted stock	-		-		5		2
Net earnings	$ 4,446		$ 6,295		$ 13,962		$ 19,698

Denominator for diluted earnings per class A and B share:
Weighted average shares outstanding - Class A and B	51,316		50,866		51,254		50,755
Impact of non-vested restricted shares	-		-		-		-
Conversion of class C shares	-		-		-		-
Adjusted weighted average shares outstanding for class A and B	51,316	*	50,866	*	51,254	*	50,755	*

Diluted earnings per share of class A and B:
Continuing operations	$ 0.07	*	$ 0.11	*	$ 0.22	*	$ 0.33	*
Discontinued operations	-		-		0.01		-
Net earnings	$ 0.07		$ 0.11		$ 0.23		$ 0.33

* Included in calculation of diluted earnings per share from continuing operations - class A and B

(A)	2011 third quarter: June 27, 2011 to September 25, 2011
2010 third quarter: June 28, 2010 to September 26, 2010
(B)	2011 three quarters: December 27, 2010 to September 25, 2011
2010 three quarters: December 28, 2009 to September 26, 2010

Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	September 25,
	2011	December 26,
	(unaudited)	2010
ASSETS
Current assets:
Cash and cash equivalents	$ 1,686	$ 2,056
Investments of variable interest entity	500	500
Receivables, net	51,427	55,309
Inventories, net	2,007	1,035
Prepaid expenses and other current assets	4,304	3,961
Syndicated programs	3,595	7,361
Deferred income taxes	3,516	4,809
Total current assets	67,035	75,031
Property and equipment, net	171,171	179,725
Syndicated programs	4,877	3,083
Goodwill	8,670	9,098
Broadcast licenses	82,426	82,426
Other intangible assets, net	21,790	22,988
Deferred income taxes	46,128	54,077
Other assets	4,555	5,342
Total assets	$ 406,652	$ 431,770

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 18,969	$ 22,895
Accrued compensation	9,104	13,703
Accrued employee benefits	5,345	5,087
Deferred revenue	14,487	13,899
Syndicated programs	5,549	8,685
Accrued income taxes	312	7,332
Other current liabilities	5,866	6,493
Current portion of long-term liabilities	486	561
Total current liabilities	60,118	78,655
Accrued employee benefits	56,205	58,534
Syndicated programs	6,502	5,114
Long-term notes payable to banks	54,999	74,570
Other long-term liabilities	7,325	5,970
Shareholders' equity	220,339	207,763
Noncontrolling interest	1,164	1,164
Total liabilities and equity	$ 406,652	$ 431,770

CONTACT:
Journal Communications, Inc.
Andre Fernandez, 414-224-2884
Executive Vice President, Finance & Strategy
and Chief Financial Officer